UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 2, 2023

Hanesbrands Inc.
(Exact name of registrant as specified in its charter)

Maryland		001-32891	20-3552316
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)

1000 East Hanes Mill Road
Winston-Salem,	North Carolina		27105
(Address of principal executive offices)			(Zip Code)
 (336) 519-8080
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	HBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

As previously disclosed on November 23, 2021, Hanesbrands Inc. (the “Company”), along with each of MFB International Holdings S.à r.l. (the “Lux Borrower”) and HBI Australia Acquisition Co. Pty Ltd (the “Australian Borrower” and, together with the Company and the Lux Borrower, the “Borrowers”), entered into the Fifth Amended and Restated Credit Agreement, dated as of November 19, 2021 (as amended from time to time, the “Credit Agreement”), with the various financial institutions and other persons from time to time party to the Credit Agreement as lenders, and JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent. As previously disclosed on November 9, 2022, the Company amended the Credit Agreement to effect certain changes to certain provisions and covenants therein to provide increased operating flexibility (the “Second Amendment”).

On February 1, 2023, given the uncertain economic environment and the associated impact on future earnings, the Company further amended the Credit Agreement prior to any potential covenant violation in order to modify the financial covenants therein and to provide additional operating flexibility (the “Amendment”). The Amendment, together with the Second Amendment, effects additional changes to certain provisions and covenants under the Credit Agreement during the period beginning with the fiscal quarter ended December 31, 2022 and continuing through the fiscal quarter ending March 30, 2024, or such earlier date as the Company may elect (such period of time, the “Covenant Relief Period”). In particular, the Amendment (a) extends the Covenant Relief Period to from December 31, 2023 to March 30, 2024; (b) increases the maximum consolidated net total leverage ratio to 6.75 to 1.00 for the quarter ending April 1, 2023, 7.25 to 1.00 for the quarter ending July 1, 2023, 6.75 to 1.00 for the quarter ending September 30, 2023, 5.25 to 1.00 for the quarter ending December 30, 2023, and 5.00 to 1.00 for the quarter ending March 30, 2024, which will revert back to 4.50 to 1.00 for each quarter after the Covenant Relief Period has ended; (c) further reduces the minimum interest coverage ratio to 2.00 to 1.00 for the quarters ending July 1, 2023, September 30, 2023 and December 30, 2023, and 2.50 to 1.00 for the quarter ending March 30, 2024, which will revert back to 2.75 to 1.00 for each quarter after the Covenant Relief Period has ended; (d) suspends restricted payments in connection with share repurchases; (e) suspends restricted payments pursuant to the Company's leverage ratio-based and "Available Amount" restricted payments baskets, (f) imposes a cap on annual dividend payments of $75,000,000, which will revert back to the greater of (x) $350 million and (y) 8.0% of Total Tangible Assets after the Covenant Relief Period has ended; and (g) suspends the Company’s “Available Amount” basket for investments in foreign subsidiaries and other investments. In addition, the Amendment limits the Company's ability to incur incremental secured indebtedness during the Covenant Relief Period to $1.75 billion, subject to compliance with the financial covenants.

From time to time, the financial institutions party to the Credit Agreement or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses. For example, certain lenders under the Credit Agreement and/or their affiliates are parties to the Company’s accounts receivable securitization facility.

The description of the Amendment described in this report is a summary and is qualified in its entirety reference to the full text of the Amendment, a copy of which will be filed with the Company’s next Quarterly Report on Form 10-Q.

Item 2.02. Results of Operations and Financial Condition

On February 2, 2023, Hanesbrands Inc. (the “Company” or “Hanesbrands”) issued a press release announcing its financial results for the fourth quarter and fiscal year ended December 31, 2022. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure

The Company has made available on the investors section of its corporate website, www.Hanes.com/investors, certain supplemental materials regarding Hanesbrands’ financial results and business operations (the “Supplemental Information”). The Supplemental Information is furnished herewith as Exhibit 99.2 and is incorporated by reference. All information in the Supplemental Information is presented as of the particular date or dates referenced therein, and Hanesbrands does not undertake any obligation to, and disclaims any duty to, update any of the information provided.

Exhibits 99.1 and 99.2 to this Current Report on Form 8-K include forward-looking financial information that is expected to be discussed on Hanesbrands’ previously announced conference call with investors and analysts to be held at 8:30 a.m., Eastern time on February 2, 2023. The call may be accessed at www.Hanes.com/investors. Replays of the call will be available at www.Hanes.com/investors and at https://edge.media-server.com/mmc/p/z3yzrhsk. The webcast replay will be available from approximately 12:00 p.m., Eastern time, on February 2, 2023, until 12:00 p.m., Eastern time, on February 2, 2024.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1	Press Release dated February 2, 2023
Exhibit 99.2	Supplemental Information
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 2, 2023	HANESBRANDS INC.

	By:	/s/ Michael P. Dastugue
Michael P. Dastugue
Chief Financial Officer